Exhibit 23.1

Hudson Technologies, Inc.
Pearl River, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 7, 2003 except for Note 12 which is as of May 30, 2003, relating to the consolidated financial statements of Hudson Technologies, Inc., which is contained in that Prospectus.


/s/ BDO Seidman, LLP

BDO Seidman, LLP
Valhalla, New York
June 10, 2003